Exhibit 10.3

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (this “Agreement”), made as of the 19th day of May, 2014, is made by and among Willbros Group, Inc. (together with all successors thereto, “Company”) and Jerrit Coward (“Participant”).

WHEREAS, the Participant has previously become a participant under that certain Willbros Group, Inc. 2010 Management Severance Plan for Executives (“Severance Plan”) and, in his Acceptance of Participation, has agreed to all the terms and conditions of the Severance Plan; and

WHEREAS, Article VI of the Severance Plan provides for certain restrictive covenants, all of which survive any Separation from Service (as defined in the Severance Plan), including, but not limited to, certain prohibitions on competition; and

WHEREAS, Participant desires to voluntarily terminate his employment, which is a Separation from Service, on the following terms and conditions:

NOW THEREFORE, in consideration for participation in the Severance Plan and in consideration of the representations, covenants and mutual promises set forth in this Agreement, the parties agree as follows:

1. Definition of “Competitive Business”. The Company and the Participant agree that the definition of Competitive Business, as applied to Participant under the Severance Plan after the Effective Date (as defined below) of this Agreement, is hereby amended to read in its entirety as follows:

“Competitive Business” means any individual or entity (and any branch, office, or operation thereof) which engages in, or proposes to engage in (with Participant’s assistance) projects with a value of $12.5 million or more that involve any of the following: engineering, construction, maintenance, integrity, life cycle extension services for facilities development or operations services to the mid-stream infrastructure market, such as pipelines, compressor stations, pumping stations, gas plants, or related facilities for onshore and coastal locations anywhere in the United States or Canada.

2. Termination Date; Severance. The participant’s employment by the Company and any subsidiary shall terminate May 19, 2014 (the “Termination Date”). The parties acknowledge that the Participant is incurring a voluntary Separation from Service and is not entitled to any Severance Benefit (as defined in the Severance Plan) under the Severance Plan. Participant shall voluntarily resign from all officer positions and directorships in the Company and any of its subsidiaries as of the Termination Date. Subject to the timely return of this Agreement on or before the Release Deadline (as defined below) and the expiration of any applicable revocation period, the Company shall cause Participant’s employer to pay to Participant:

(i) an amount equal to the Participant’s base compensation, less applicable withholding for taxes and FICA, that would have been earned through June 30, 2014, absent termination of employment, in a single lump sum payment on the first regular payroll date of Participant’s employer occurring after the Release Deadline and the expiration of any applicable revocation period (the “Payment Date”), and

(ii) $2,311, in a single lump sum payment on the Payment Date.

Paragraphs (i) and (ii) together represent consideration for the representations, agreements, waivers, and releases set forth herein, and upon the terms and conditions herein described (“Severance”). Employee further understands and represents that the Severance constitutes monies to which he would not otherwise be entitled but for this Agreement.

3. Release. Except with respect to all of the Company’s obligations under the Severance Plan and this Agreement, the Participant, and Participant’s heirs, executors, assigns, agents, legal representatives, and personal representatives, hereby release, acquit and forever discharge the Company, its predecessors, successors, parent, subsidiaries, affiliates, operating units and their respective officers, directors, agents, servants, employees, attorneys, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, obligations, promises, acts, agreements, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to the day prior to execution of this Agreement that arose out of or were related to the Participant’s employment with the Company or the Participant’s termination of employment with the Company including, but not limited to, any and all claims or demands pursuant to Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000e, et seq., which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866, 42 U.S.C. § 2000e, et seq., 42 U.S.C. §1981, 1983 and 1985, which prohibits violations of civil rights; the Equal Pay Act of 1963, 29 U.S.C. § 206(d)(1), which prohibits unequal pay based upon gender; the Age Discrimination in Employment Act of 1967, as amended, and as further amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq., which prohibits age discrimination in employment; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001, et seq., which protects certain employee benefits; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101, et seq. and the Rehabilitation Act of 1973, which prohibit discrimination against the disabled; the

Family and Medical Leave Act of 1993, as amended 29 U.S.C. § 2601, et seq., which provides medical and family leave; the federal Worker Adjustment and Retraining Notification Act (as amended) and similar laws in other jurisdictions; the Texas Pay Day Law; and all other federal, state or local laws or regulations prohibiting employment discrimination, and any claims for wrongful discharge, breach of contract, breach of the implied covenant of good faith and fair dealing, fraud, discrimination, harassment, defamation, infliction of emotional distress, termination in violation of public policy, retaliation, including workers’ compensation retaliation under state statutes, tort law, contract law, libel, slander, or claims for retaliation, or other claims arising under any local, state or federal regulation, statute or common law. This Release does not apply to the payment of any and all benefits and/or monies earned, accrued, vested or otherwise owing, if any, to the Participant under the terms of a Company-sponsored tax qualified retirement or savings plan, except that the Participant hereby releases and waives any claims that his termination was to avoid payment of such benefits or payments, and that, as a result of his termination, he is entitled to additional benefits or payments. Additionally, this Release does not apply to any of Participant’s rights or obligations with respect to indemnification or directors’ and officers’ liability coverage to which Participant is entitled or subject in his capacity as a former officer or employee of the Company. This Release does not apply to any claim or rights which might arise out of the actions of the Company after the date the Participant signs this Agreement. Further, notwithstanding anything herein to the contrary, nothing herein or otherwise shall release the Company from any claims, rights or damages that may not be released or waived as a matter of law.

4. No Inducement. Participant agrees that no promise or inducement to enter into this Agreement has been offered or made except as set forth in this Agreement, that the Participant is entering into this Agreement without any threat or coercion and without reliance or any statement or representation made on behalf of the Company or by any person employed by or representing the Company, except for the written provisions and promises contained in this Agreement.

5. Damages. The parties agree that damages incurred as a result of a breach of this Agreement will be difficult to measure. It is, therefore, further agreed that, in addition to any other remedies, equitable relief will be available in the case of a breach of this Agreement. It is also agreed that, in the event Participant files a claim against the Company with respect to a claim released by Participant herein (other than a proceeding before the EEOC), the Company may withhold, retain, or require reimbursement of all or any portion of the Severance under this Agreement until such claim is withdrawn by Participant.

6. Advice of Counsel; Time to Consider; Revocation. Participant acknowledges the following:

(a) Participant has read this Agreement, and understands its legal and binding effect. Participant is acting voluntarily and of Participant’s own free will in executing this Agreement.

(b) Participant has been advised to seek and has had the opportunity to seek legal counsel in connection with this Agreement.

(c) Participant was given at least twenty-one (21) days to consider the terms of this Agreement before signing it. If Participant elects to take less than twenty-one (21) days to consider this Agreement, he does so knowingly, willingly and on the advice of counsel, with full understanding that he is waiving a statutory right to take the full twenty-one (21) days.

(d) Participant understands that, if Participant signs this Agreement, Participant may revoke it within seven days after signing it by delivering written notification of intent to revoke within that seven day period. Participant understands that this Agreement will not be effective until after the seven (7) day period has expired. THE PROVISIONS OF THIS AGREEMENT SHALL BE EFFECTIVE ON THE EIGHTH (8TH) DAY FOLLOWING THE DATE ON WHICH EMPLOYEE SIGNS THIS AGREEMENT (the “Effective Date”).

(e) Participant further acknowledges that he has been advised that if he exercises his right to revoke this Agreement after signing it, he will not be eligible for the Severance or any other benefits described herein to which he is not otherwise lawfully entitled as of the Termination Date.

(f) The Release Deadline is the twenty-first (21st) day from the date of this Agreement, which is the date that this Agreement was provided to Participant.

7. No Admission. This Agreement shall not be construed as an admission by the Company of any liability whatsoever, or as an admission by the Company of any violation of rights, or of the Participant’s rights, or of any person, or any violation of any order, law, statute, duty or contract.

8. Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other portion of this Agreement. Any section or a part of a section declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of the section to the fullest extent possible while remaining lawful and valid.

9. Amendment. This Agreement shall not be altered, amended, or modified except by written instrument executed by the Company and the Participant. A waiver of any portion of this Agreement shall not be deemed a waiver of any other portion of this Agreement.

10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

11. Headings. The headings of this Agreement are not part of the provisions hereof and shall not have any force or effect.

12. Rules of Construction. Reference to a specific law shall include such law, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

13. Applicable Law. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the State of Texas without regard to its choice of law principles.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates specified below.

JERRIT COWARD

/s/ Jerrit Coward

Date:	19 May 2014

WILLBROS GROUP, INC., acting on behalf of itself and its Subsidiaries and Affiliates

By:	/s/ Van Welch
Title:	EVP

Date:	May 19, 2014

ACKNOWLEDGMENT

I HEREBY ACKNOWLEDGE that Willbros Group, Inc. (the “Company”), in accordance with the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, informed me in writing that:

(1) I should consult with an attorney before signing the Waiver and Release Agreement (“Agreement”) that was provided to me.

(2) I may review the Agreement for a period of up to twenty-one (21) days prior to signing the Agreement. If I choose to take less than twenty-one (21) days to review the Agreement, I do so knowingly, willingly and on advice of counsel.

(3) For a period of seven days following the signing of the Agreement, I may revoke the Agreement, and that the Agreement will not become effective or enforceable until the seven day revocation period has elapsed.

(4) The Company shall not accept my signed Agreement prior to the last day of my employment.

I HEREBY FURTHER ACKNOWLEDGE receipt of the Agreement on the 19 day of May, 2014.

WITNESS:

/s/ Charlene McDougall	/s/ Jerrit Coward
JERRIT COWARD